Exhibit 99.1

Adtalem Plans $150M Accelerated Share Repurchase Program and Additional $300M Open Market Share Repurchase Program; Approximately $770M of Net Proceeds from Pending Financial Services Segment Divestiture will be used to Pay Down Debt

Adtalem Intends to Significantly Reduce Leverage While Demonstrating Confidence in Go-Forward Strategy

CHICAGO--(BUSINESS WIRE)--March 1, 2022--Adtalem Global Education Inc. (NYSE: ATGE), a leading healthcare educator, today announced its intent to enter into an accelerated share repurchase (ASR) agreement to repurchase an aggregate of $150 million of Adtalem’s common stock, which will be funded with existing cash. In addition, the company intends to deploy approximately $770 million of the approximately $820 million in net proceeds from the pending divestiture of the financial services segment to pay down debt. The financial services divestiture is expected to close in the third quarter of fiscal 2022 by March 31, 2022.

In addition to authorizing management to pursue the $150 million ASR program, the Adtalem Board of Directors has authorized open market share repurchases of up to $300 million of the company’s common stock over the next 36 months, which would be funded by existing cash and future free cash flow. Any open market purchases will be at such times and in amounts as the company has approved in accordance with applicable rules and regulations.

“Our planned use of proceeds from the divestiture demonstrates and honors our commitment to strengthening our balance sheet and reducing the significant gap between the intrinsic value of our assets and our equity market capitalization,” said Steve Beard, president and CEO of Adtalem Global Education. “These two steps combined will create substantial value for our owners and strengthen the financial metrics for our remaining debt holders. We are confident in the long-term opportunity for Adtalem and believe that the sharpened focus of our portfolio greatly enhances our ability to address – at scale – the rapidly growing and unmet demand for healthcare professionals in the US.”

The company anticipates annualized interest expense savings of approximately $40 million as a result of paying down $770 million in debt and intends to pay down debt approximately 30 days after completing the financial services divestiture. Morgan Stanley will be the structuring adviser to Adtalem on the ASR agreement.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE), partners with organizations in the healthcare and financial services industries to solve critical workforce talent needs by expanding access to education, certifications and upskilling programs at scale. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to the global community. Adtalem is the parent organization of ACAMS, American University of the Caribbean School of Medicine, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem has more than 10,000 employees, a network of more than 275,000 alumni and serves over 89,000 members across 200 countries and territories. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter (@adtalemglobal), LinkedIn or visit adtalem.com for more information.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the future impacts of the COVID-19 pandemic, and the efficacy and distribution of the vaccines, the expected synergies from the recent Walden acquisition and the pending sale of the financial services segment including our anticipated net proceeds and whether the pending sale will be completed in the anticipated timeframe, if at all. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

Contacts

Investor Contact
Chandrika Nigam
Chandrika.Nigam@Adtalem.com
312-681-3209

Media Contact
Kelly Finelli
Kelly.Finelli@Adtalem.com
872-270-0230